EXHIBIT 99.1

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AFC Enterprises CFO Resigns to Pursue Other Interests

Company Hires New Vice President — Finance

April 29, 2003 (ATLANTA) – AFC Enterprises, Inc. (NASDAQ: AFCEE), the franchisor and operator of Popeyes® Chicken & Biscuits, Church’s Chicken™, Cinnabon®, Seattle’s Best Coffee® and Torrefazione Italia® Coffee, today announced that Gerald Wilkins has resigned as Executive Vice President and Chief Financial Officer of the Company and from AFC’s Board of Directors in order to pursue other interests.

Frank Belatti, Chairman and CEO, said, “I, the Company and the Board thank Gerald for his dedicated service to AFC, and we wish him the very best in his future endeavors. Gerald has been my partner for eight years and helped build the Company. We are grateful for his many contributions.”

AFC has commenced a search for a new chief financial officer, and Frank Belatti will serve as interim chief financial officer until a permanent replacement is named.

AFC also announced that Mel Hope has been named as the Company’s Vice President — Finance, a newly established position. Mr. Hope’s principal duties with AFC will be to direct the Company’s Finance Unit and he will report directly to Frank Belatti. With extensive financial management experience, Mr. Hope most recently served as Chief Financial Officer of First Cambridge HCI Acquisitions, LLC, a real estate investment firm. Prior to that time, Mr. Hope was with PricewaterhouseCoopers LLP for 17 years, where he was an audit partner focused on public companies.

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of 4,071 restaurants, bakeries and cafes in the United States, Puerto Rico and 33 foreign countries under the brand names Popeyes® Chicken & Biscuits, Church’s Chicken™, Cinnabon®, Seattle’s Best Coffee® and Torrefazione Italia® Coffee. AFC’s primary objective is to be the world’s Franchisor of Choice® by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.7 billion in 2002 and can be found on the World Wide Web at www.afce.com.

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the completion of the pending sale of certain Seattle Coffee Company operations to Starbucks Corporation, the outcome of the ongoing audits and restatement of the our financial statements, the cost and availability of our principal food products, labor shortages or increased labor costs, our ability to franchise new units and expand our brands, our and our franchisees’ ability to successfully operate existing units and open new units, changes in consumer preferences and demographic trends, competition, general economic, political and regulatory conditions and the risk factors detailed in our Annual Report on Form 10-K for the year ended December 30, 2001 and the other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.

Contact:

Felise Glantz Kissell of AFC Enterprises, Inc.
1-770-353-3086
or fkissell@afce.com

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